Exhibit 99.1 News For Immediate Release

Black Stone Minerals, L.P. Reports Third Quarter Results

HOUSTON - (BUSINESS WIRE) - Black Stone Minerals, L.P. (NYSE: BSM) ("Black Stone Minerals," "Black Stone," or "the Company") today announces its financial and operating results for the third quarter of 2020.

Highlights

•Total mineral and royalty production for the third quarter of 2020 equaled 31.1 MBoe/d, a decrease of 8.6% over the prior quarter; total production, including working interest volumes, was 37.9 MBoe/d for the quarter.
•Net income and Adjusted EBITDA for the quarter totaled $23.7 million and $65.5 million, respectively.
•Distributable cash flow was $58.8 million for the third quarter, resulting in distribution coverage for all units of 1.9x based on the announced cash distribution of $0.15 per unit.
•Completed the previously-announced asset sales in July 2020 for total cash proceeds of $150 million; recognized a gain of $24.0 million associated with the sales.
•Total debt at the end of the third quarter was $147 million; total debt to trailing twelve-month Adjusted EBITDA was 0.5x at quarter-end. As of October 30, 2020, total debt had been reduced to $124 million.
•Announced distribution of $0.15 per common unit with respect to the third quarter of 2020.

Management Commentary

Thomas L. Carter, Jr., Black Stone Minerals’ Chief Executive Officer and Chairman commented, “We continued to focus on our core principles of balance sheet strength and active property management during the third quarter. In light of the challenging environment, we substantially reduced our debt levels during the quarter with proceeds from the recent asset sales and retained free cash flow. We are also taking advantage of the relative strength in natural gas prices to aggressively market our extensive acreage positions across the Haynesville Shale and Austin Chalk formations."

Quarterly Financial and Operating Results

Production

Black Stone Minerals reported mineral and royalty volume was 31.1 MBoe/d (69% natural gas) for the third quarter of 2020, compared to 37.5 MBoe/d for the comparable period in 2019. Royalty production for the second quarter of 2020 was 34.0 MBoe/d.

Working interest production for the third quarter of 2020 was 6.9 MBoe/d, and represents decreases of 21% and 40%, respectively, from the levels generated in the quarters ended June 30, 2020 and September 30, 2019. The continued decline in working interest volumes is consistent with the Company's decision in 2017 to farm out its working-interest participation to third-party capital providers.

Total reported production averaged 37.9 MBoe/d (82% mineral and royalty, 73% natural gas) for the third quarter of 2020. Total production was 49.0 MBoe/d and 42.6 MBoe/d for the quarters ended September 30, 2019 and June 30, 2020, respectively.

Realized Prices, Revenues, and Net Income

The Company’s average realized price per Boe, excluding the effect of derivative settlements, was $18.18 for the quarter ended September 30, 2020. This is an increase of 27% from $14.37 per Boe for the second quarter of 2020 and a 25% decrease compared to $24.30 for the third quarter of 2019. Realized natural gas prices in the third quarter of 2020 were 97% of the average Henry Hub benchmark price for the quarter, which was consistent with the second quarter of 2020. Realized oil prices for the third quarter of 2020 were 88% of the average West Texas Intermediate ("WTI") benchmark price, a decrease from 106% of WTI in the second quarter of 2020.

Black Stone reported oil and gas revenue of $63.4 million (54% oil and condensate) for the third quarter of 2020, an increase of 14% from $55.7 million in the second quarter of 2020. Oil and gas revenue in the third quarter of 2019 was $109.6 million.

The Company reported a loss on commodity derivative instruments of $21.1 million for the third quarter of 2020, composed of a $21.3 million gain from realized settlements and a non-cash $42.4 million unrealized loss due to the change in value of Black Stone’s derivative positions during the quarter. Black Stone reported a loss of $19.2 million and a gain of $24.3 million on commodity derivative instruments for the quarters ended June 30, 2020 and September 30, 2019, respectively.

Lease bonus and other income was $1.4 million for the third quarter of 2020, primarily related to leasing activity in the Haynesville/Bossier play as well as certain surface leases in Polk County, Texas. Lease bonus and other income for the quarters ended June 30, 2020 and September 30, 2019 was $2.0 million and $3.5 million, respectively.

There was no impairment for the quarters ended September 30, 2020 and September 30, 2019.

The Company reported net income of $23.7 million for the quarter ended September 30, 2020, compared to a loss of $8.4 million in the preceding quarter. For the quarter ended September 30, 2019, net income was $70.2 million.

Adjusted EBITDA and Distributable Cash Flow

Adjusted EBITDA for the third quarter of 2020 was $65.5 million, which compares to $72.4 million in the second quarter of 2020 and $96.2 million in the third quarter of 2019. The decrease relative to the prior quarter is primarily attributable to the wider oil differentials discussed above, which are not offset by Black Stone's commodity hedges to WTI prices. Distributable cash flow for the quarter ended September 30, 2020 was $58.8 million. For the quarters ended June 30, 2020 and September 30, 2019, distributable cash flow was $64.4 million and $85.8 million, respectively.

Financial Position and Activities

As of September 30, 2020, Black Stone Minerals had $3.1 million in cash and $147.0 million outstanding under its credit facility. The ratio of total debt at September 30, 2020 to trailing twelve-month Adjusted EBITDA was 0.5x.

During the third quarter of 2020, the Company paid down $176.0 million of outstanding borrowings under its credit facility from the net proceeds of two asset sales and internally-generated cash flow. As of October 30, 2020, $124 million was outstanding under the credit facility and the Company had $2.0 million in cash.

Black Stone and its lenders are currently finalizing the regularly scheduled Fall borrowing base redetermination under the credit facility. The Company expects the borrowing base to be reduced to $400 million from its previous level of $430 million. As part of the redetermination process, Black Stone agreed to increase the interest rate on the credit facility by 25 basis points to LIBOR plus a margin of 2.0 to 3.0 percent. Black Stone is in compliance with all financial covenants associated with its credit facility.

During the third quarter of 2020, the Company made no repurchases of units under the Board-approved $75 million unit repurchase program and issued no units under its at-the-market offering program.

Third Quarter 2020 Distributions

As previously announced, the Board approved a cash distribution of $0.15 for each common unit attributable to the third quarter of 2020. The quarterly distribution coverage ratio attributable to the third quarter of 2020 was approximately 1.9. Distributions will be payable on November 20, 2020 to unitholders of record as of the close of business on November 13, 2020.

Activity Update

Rig Activity

As of September 30, 2020, Black Stone had 29 rigs operating across its acreage position. This is consistent with rig activity on the Company's acreage as of June 30, 2020 and is below the 97 rigs operating on the Company's acreage as of September 30, 2019.

Shelby Trough Update

On May 5, 2020, Black Stone entered into a development agreement with affiliates of Aethon Energy (“Aethon”) with respect to the Company’s undeveloped Shelby Trough Haynesville and Bossier shale acreage in Angelina County, Texas. The agreement provides for minimum well commitments by Aethon in exchange for reduced royalty rates and exclusive access to Black Stone’s mineral and leasehold acreage in the contract area. The agreement calls for a minimum of four wells to be drilled in the initial program year, which begins in the third quarter of 2020, increasing to a minimum of 15 wells per year beginning with the third program year. Aethon plans to drill the first wells under the development agreement in the fourth quarter of 2020.

Black Stone continues to evaluate alternatives to encourage further development activity in the Shelby Trough in San Augustine county through a combination of working with XTO and utilizing the Company’s available acreage position and contractual rights to bring in a second operating partner.

Update to Hedge Position

Black Stone has commodity derivative contracts in place covering portions of its anticipated production for 2020 and 2021. The Company's hedge position as of October 30, 2020 is summarized in the following tables:

Oil Hedge Position
	Oil Swap	Oil Swap Price	Oil Costless Collars	Collar Floor	Collar Ceiling
	MBbl	$/Bbl	MBbl	$/Bbl	$/Bbl
3Q20	210	$57.32	70	$56.43	$67.14
4Q20	630	$57.32	210	$56.43	$67.14
1Q21	480	$36.18
2Q21	480	$36.18
3Q21	480	$36.18
4Q21	480	$36.18

Natural Gas Hedge Position
	Gas Swap	Gas Swap Price
	BBtu	$/MMbtu
4Q20	10,120	$2.69
1Q21	9,900	$2.69
2Q21	10,010	$2.69
3Q21	10,120	$2.69
4Q21	10,120	$2.69

More detailed information about the Company's existing hedging program can be found in the Quarterly Report on Form 10-Q for the third quarter of 2020, which is expected to be filed on or around November 3, 2020.

Conference Call

Black Stone Minerals will host a conference call and webcast for investors and analysts to discuss its results for the third quarter of 2020 on Tuesday, November 3, 2020 at 9:00 a.m. Central Time. Black Stone recommends participants who do not anticipate asking questions to listen to the call via the live broadcast available at http://investor.blackstoneminerals.com. Analysts and investors who wish to ask questions should dial (877) 447-4732 and use conference code 4129508. A recording of the conference call will be available on Black Stone's website through December 4, 2020.

About Black Stone Minerals, L.P.
Black Stone Minerals is one of the largest owners of oil and natural gas mineral interests in the United States. The Company owns mineral interests and royalty interests in 41 states in the continental United States. Black Stone believes its large, diversified asset base and long-lived, non-cost-bearing mineral and royalty interests provide for stable to growing production and reserves over time, allowing the majority of generated cash flow to be distributed to unitholders.

Forward-Looking Statements

This news release includes forward-looking statements. All statements, other than statements of historical facts, included in this news release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Terminology such as “will,” “may,” “should,” “expect,” “anticipate,” “plan,” “project,” “intend,” “estimate,” “believe,” “target,” “continue,” “potential,” the negative of such terms, or other comparable terminology often identify forward-looking statements. Except as required by law, Black Stone Minerals undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this news release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this news release. All forward-looking statements are qualified in their entirety by these cautionary statements. These forward-looking statements involve risks and uncertainties, many of which are beyond the control of Black Stone Minerals, which may cause the Company’s actual results to differ materially from those implied or expressed by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, those summarized below:
•the Company’s ability to execute its business strategies;
•the scope and duration of the COVID-19 pandemic and actions taken by governmental authorities and other parties in response to the pandemic;
•the volatility of realized oil and natural gas prices;
•the level of production on the Company’s properties;
•overall supply and demand for oil and natural gas, as well as regional supply and demand factors, delays, or interruptions of production;
•the Company’s ability to replace its oil and natural gas reserves;
•the Company’s ability to identify, complete, and integrate acquisitions;
•general economic, business, or industry conditions;
•competition in the oil and natural gas industry; and
•the level of drilling activity by the Company's operators, particularly in areas such as the Shelby Trough where the Company has concentrated acreage positions.

Black Stone Minerals, L.P. Contacts

Jeff Wood
President and Chief Financial Officer

Evan Kiefer
Director, Finance and Investor Relations
Telephone: (713) 445-3200
investorrelations@blackstoneminerals.com

BLACK STONE MINERALS, L.P. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per unit amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019

REVENUE
Oil and condensate sales	$34,335	$68,255	$111,845	$200,031
Natural gas and natural gas liquids sales	29,107	41,340	96,060	156,622
Lease bonus and other income	1,386	3,484	7,669	15,846
Revenue from contracts with customers	64,828	113,079	215,574	372,499
Gain (loss) on commodity derivative instruments	(21,086)	24,290	49,751	12,294
TOTAL REVENUE	43,742	137,369	265,325	384,793
OPERATING (INCOME) EXPENSE
Lease operating expense	3,160	4,356	10,280	13,497
Production costs and ad valorem taxes	9,905	15,877	31,836	44,919
Exploration expense	4	64	28	372
Depreciation, depletion, and amortization	19,823	27,375	62,198	84,933
Impairment of oil and natural gas properties	—	—	51,031	—
General and administrative	9,381	14,189	32,738	49,750
Accretion of asset retirement obligations	286	275	836	829
(Gain) loss on sale of assets, net	(24,045)	—	(24,045)	—
TOTAL OPERATING EXPENSE	18,514	62,136	164,902	194,300
INCOME (LOSS) FROM OPERATIONS	25,228	75,233	100,423	190,493
OTHER INCOME (EXPENSE)
Interest and investment income	1	44	35	137
Interest expense	(1,664)	(5,395)	(9,055)	(16,572)
Other income (expense)	168	365	71	293
TOTAL OTHER EXPENSE	(1,495)	(4,986)	(8,949)	(16,142)
NET INCOME (LOSS)	23,733	70,247	91,474	174,351
Distributions on Series B cumulative convertible preferred units	(5,250)	(5,250)	(15,750)	(15,750)
NET INCOME (LOSS) ATTRIBUTABLE TO THE GENERAL PARTNER AND COMMON AND SUBORDINATED UNITS	$18,483	$64,997	$75,724	$158,601
ALLOCATION OF NET INCOME (LOSS):
General partner interest	$—	$—	$—	$—
Common units	18,483	64,997	75,724	134,608
Subordinated units	—	—	—	23,993
	$18,483	$64,997	$75,724	$158,601
NET INCOME (LOSS) ATTRIBUTABLE TO LIMITED PARTNERS PER COMMON AND SUBORDINATED UNIT:
Per common unit (basic)	$0.09	$0.32	$0.37	$0.87
Weighted average common units outstanding (basic)	206,732	205,957	206,690	155,513
Per subordinated unit (basic)	$—	$—	$—	$0.48
Weighted average subordinated units outstanding (basic)	—	—	—	50,458
Per common unit (diluted)	$0.09	$0.32	$0.37	$0.87
Weighted average common units outstanding (diluted)	206,732	205,957	206,690	155,513
Per subordinated unit (diluted)	$—	$—	$—	$0.48
Weighted average subordinated units outstanding (diluted)	—	—	—	50,458

The following table shows the Company’s production, revenues, pricing, and expenses for the periods presented:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019

	(Unaudited) (Dollars in thousands, except for realized prices and per Boe data)
Production:
Oil and condensate (MBbls)	953	1,207	2,980	3,631
Natural gas (MMcf)[1]	15,220	19,816	51,922	59,025
Equivalents (MBoe)	3,490	4,510	11,634	13,469
Equivalents/day (MBoe)	37.9	49.0	42.5	49.3
Realized prices, without derivatives:
Oil and condensate ($/Bbl)	$36.03	$56.55	$37.53	$55.09
Natural gas ($/Mcf)[1]	1.91	2.09	1.85	2.65
Equivalents ($/Boe)	$18.18	$24.30	$17.87	$26.48
Revenue:
Oil and condensate sales	$34,335	$68,255	$111,845	$200,031
Natural gas and natural gas liquids sales[1]	29,107	41,340	96,060	156,622
Lease bonus and other income	1,386	3,484	7,669	15,846
Revenue from contracts with customers	64,828	113,079	215,574	372,499
Gain (loss) on commodity derivative instruments	(21,086)	24,290	49,751	12,294
Total revenue	$43,742	$137,369	$265,325	$384,793
Operating expenses:
Lease operating expense	$3,160	$4,356	$10,280	$13,497
Production costs and ad valorem taxes	9,905	15,877	31,836	44,919
Exploration expense	4	64	28	372
Depreciation, depletion, and amortization	19,823	27,375	62,198	84,933
Impairment of oil and natural gas properties	—	—	51,031	—
General and administrative	9,381	14,189	32,738	49,750
Other expense:
Interest expense	1,664	5,395	9,055	16,572
Per Boe:
Lease operating expense (per working interest Boe)	$4.99	$4.11	$4.38	$3.98
Production costs and ad valorem taxes	2.84	3.52	2.74	3.33
Depreciation, depletion, and amortization	5.68	6.07	5.35	6.31
General and administrative	2.69	3.15	2.81	3.69
1 As a mineral-and-royalty-interest owner, Black Stone Minerals is often provided insufficient and inconsistent data on natural gas liquid ("NGL") volumes by its operators. As a result, the Company is unable to reliably determine the total volumes of NGLs associated with the production of natural gas on its acreage. Accordingly, no NGL volumes are included in reported production; however, revenue attributable to NGLs is included in natural gas revenue and the calculation of realized prices for natural gas.

Non-GAAP Financial Measures
 Adjusted EBITDA and Distributable cash flow are supplemental non-GAAP financial measures used by Black Stone's management and external users of the Company's financial statements such as investors, research analysts, and others, to assess the financial performance of its assets and its ability to sustain distributions over the long term without regard to financing methods, capital structure, or historical cost basis.
The Company defines Adjusted EBITDA as net income (loss) before interest expense, income taxes, and depreciation, depletion, and amortization adjusted for impairment of oil and natural gas properties, accretion of asset retirement obligations, unrealized gains and losses on commodity derivative instruments, non-cash equity-based compensation, and gains and losses on sales of assets. Black Stone defines Distributable cash flow as Adjusted EBITDA plus or minus amounts for certain non-cash operating activities, estimated replacement capital expenditures during the subordination period, cash interest expense, distributions to preferred unitholders, and restructuring changes. Gains and losses on sales of assets were previously included in Adjusted EBITDA and excluded from Distributable cash flows. Black Stone believes this change to remove gains and losses on sales of assets from the definition of Adjusted EBITDA more closely conforms with peer company practice.
Adjusted EBITDA and Distributable cash flow should not be considered an alternative to, or more meaningful than, net income (loss), income (loss) from operations, cash flows from operating activities, or any other measure of financial performance presented in accordance with generally accepted accounting principles (“GAAP”) in the United States as measures of the Company's financial performance.
Adjusted EBITDA and Distributable cash flow have important limitations as analytical tools because they exclude some but not all items that affect net income (loss), the most directly comparable GAAP financial measure. The Company's computation of Adjusted EBITDA and Distributable cash flow may differ from computations of similarly titled measures of other companies.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019

	(Unaudited) (In thousands, except per unit amounts)
Net income (loss)	$23,733	$70,247	$91,474	$174,351
Adjustments to reconcile to Adjusted EBITDA:
Depreciation, depletion, and amortization	19,823	27,375	62,198	84,933
Impairment of oil and natural gas properties	—	—	51,031	—
Interest expense	1,664	5,395	9,055	16,572
Income tax expense (benefit)	(155)	(353)	7	(187)
Accretion of asset retirement obligations	286	275	836	829
Equity–based compensation	1,825	3,867	1,405	16,906
Unrealized (gain) loss on commodity derivative instruments	42,374	(10,644)	17,043	6,026
(Gain) loss on sale of assets, net	(24,045)	—	(24,045)	—
Adjusted EBITDA	65,505	96,162	209,004	299,430
Adjustments to reconcile to Distributable cash flow:
Change in deferred revenue	(6)	37	(315)	27
Cash interest expense	(1,401)	(5,132)	(8,273)	(15,793)
Estimated replacement capital expenditures[1]	—	—	—	(2,750)
Preferred unit distributions	(5,250)	(5,250)	(15,750)	(15,750)
Restructuring charges	—	—	4,815	—
Distributable cash flow	$58,848	$85,817	$189,481	$265,164

Total units outstanding[2]	206,749	205,960
Distributable cash flow per unit	$0.285	$0.417
1 The board established a replacement capital expenditure estimate of $11.0 million for the period of April 1, 2018 to March 31, 2019. Due to the expiration of the subordination period, we do not intend to establish a replacement capital expenditure estimate for periods subsequent to March 31, 2019.
2 The distribution attributable to the three months ended September 30, 2020 is estimated using 206,748,889 common units as of October 30, 2020; the exact amount of the distribution attributable to the three months ended September 30, 2020 will be determined based on units outstanding as of the record date of

November 13, 2020. Distributions attributable to the three months ended September 30, 2019 were calculated using 205,959,790 common units as of the record date of November 14, 2019.